Exhibit 10.3

Compensation Policy for Non-Employee Directors

Compensation Element	Compensation

Board Annual Cash Retainer	$35,000

Initial Equity Award (for new directors)	$360,000 (2x Annual)

Annual RSU Award	$180,000

Total Board Comp (Sum of: Annual Cash Retainer + Annual Equity Award)	$215,000

Audit Committee Chair Audit Committee Member	$20,000 $10,000

Comp Committee Chair Comp Committee Member	$15,000 $7,500

Nom/Gov. or other Committee Chair Nom/Gov. or other Committee Member	$7,500 $3,000

Additional Premium for Board Chair	$75,000

Stock Ownership Guidelines	4x annual cash retainer Time to achieve: 5 years